Exhibit 99.1

INmune Bio to Publish Video Detailing MINDFuL Trial Findings of XPro™ Presented at the Alzheimer’s Association International Conference

Boca Raton, July 29, 2025 (GLOBE NEWSWIRE) -- INmune Bio Inc. (NASDAQ: INMB) announced today that a video detailing the additional findings from the Phase 2 MINDFuL trial evaluating XPro™, a novel selective soluble TNF inhibitor, will be published on the company’s YouTube Channel following the conclusion of Alzheimer’s Association International Conference (AAIC) in Toronto, Canada.

This forthcoming video will offer a comprehensive overview of the latest clinical insights shared during the Alzheimer’s Association International Conference (AAIC). Viewers can expect an in-depth exploration of how XPro™ was evaluated within the MINDFuL study design, as well as the significance of the findings for patients, clinicians, and investors interested in the evolving landscape of Alzheimer’s disease therapies.

The presentation at AAIC is scheduled in a Developing Topics session on Tuesday, July 29, 2025, from 2:00 to 3:30 PM ET in room 718 and the video will be available at 4PM ET on Thursday, July 31, 2025.

The MINDFuL trial is a double-blind, Phase 2 proof-of-concept study examining the potential of XPro™ to slow cognitive decline in early-stage Alzheimer’s disease (AD) by targeting neuroinflammation. In the trial, changes in clinical measures of cognition, behavior, and AD-related biomarkers demonstrated a consistent benefit of treatment with XProTM after 6 months in a subpopulation of patients with amyloid-beta pathology and at least 2 of the blood biomarkers of inflammation.

“The meaningful changes seen in a short trial are very encouraging,” said Dr. CJ Barnum, Vice President of CNS Drug Development at INmune Bio. “We are honored that Dr. Sharon Cohen will present our data at AAIC and look forward to sharing the information more broadly through this video format.”

The video will be available on INmune Bio’s YouTube Channel at 4 PM ET on Thursday which can be found by clicking here.

About INmune Bio Inc.

INmune Bio Inc. is a publicly traded (NASDAQ: INMB), clinical-stage biotechnology company focused on developing treatments that target the innate immune system to fight disease. INmune Bio has three product platforms: the Dominant-Negative Tumor Necrosis Factor (DN-TNF) product platform utilizes dominant-negative technology to selectively neutralize soluble TNF, a key driver of innate immune dysfunction and a mechanistic driver of many diseases. DN-TNF product candidates are in clinical trials to determine if they can treat Mild Alzheimer’s disease, Mild Cognitive Impairment and treatment-resistant depression (XPro™). The Natural Killer Cell Priming Platform includes INKmune® developed to prime a patient’s NK cells to eliminate minimal residual disease in patients with cancer and is currently in trials in metastatic castration-resistance prostate cancer. The third program, CORDStrom™, is a proprietary allogeneic, pooled, human umbilical cord-derived mesenchymal Stromal/Stem cell (hucMSCs) platform that recently completed a blinded randomized trial in recessive dystrophic epidermolysis bullosa. INmune Bio’s product platforms utilize a precision medicine approach for diseases driven by chronic inflammation and cancer.

Forward Looking Statements

Clinical trials are in early stages and there is no assurance that any specific outcome will be achieved. Any statements contained in this press release related to the development or commercialization of product candidates and other business and financial matters, including without limitation, trial results and data, including the results of the Phase 2 MINDFuL trial, the timing of key milestones, future plans or expectations for the treatment of XPro™, and the prospects for receiving regulatory approval or commercializing or selling any product or drug candidates may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations but are subject to several risks and uncertainties. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements because of these risks and uncertainties. CORDstrom™, XPro1595 (XPro™, pegipanermin), and INKmune®™ have either finished clinical trials, are still in clinical trials or are preparing to start clinical trials and have not been approved by the US Food and Drug Administration (FDA) or any regulatory body and there cannot be any assurance that they will be approved by the FDA or any regulatory body or that any specific results will be achieved. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to produce more drug for clinical trials; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K. The Company assumes no obligation to update any forward-looking statements to reflect any event or circumstance that may arise after the date of this release.

Company Contact:

David Moss
Chief Financial Officer
(561) 710-0512
info@inmunebio.com

Daniel Carlson
Head of Investor Relations
(415) 509-4590
dcarlson@inmunebio.com